Exhibit 99.1

Newgioco Group Files 2016 Year-end Results on Form 10-K

New York, April 19, 2017. Newgioco Group, Inc. (OTCQB:NWGI) a company providing regulated online and offline retail gaming and wagering through licensed subsidiaries in Italy, announced today that it has filed its 2016 year-end results with the U.S. Securities and Exchange Commission.

The Company reports record gaming turnover by exceeding $100 million for the first time in corporate history resulting in revenue growth of 82.6% to $8.9 million for the year ended December 31, 2016. The Company also finished with approximately 86,000 registered customers in 2016 up from 36,000 in 2015, outperforming growth targets by approximately 10%.

Additional report highlights include:

 -   Cash in the bank grew significantly from $157,363 to $2.2 million;
 - Total Assets more than doubled from approximately $3.6 million to $7.4 million;
 - Non-GAAP gaming turnover reached $106 million in 2016, an increase of 41.8% compared to $72.6 million in 2015;
 - GAAP revenue reached $8.9 million in 2016, compared to $4.9 million for 2015, an increase of 82.6%.

Overall net loss before income taxes, which includes non-recurring costs associated with acquisitions, non-cash expenses and stock-based payments, was trimmed by $216,038 or approximately 11% from $1.99 million in 2015 to $1.77 million in 2016. The Company also recorded income tax payable of $198,025 on profits earned from gaming operations during the year.

Newgioco experienced a breakthrough year in 2016 with addition of over 100 land-based locations from Ulisse GmbH ("Ulisse") as well as a state-of-the-art betting platform through the acquisition of Odissea Betriebsinformatik Beratung GmbH ("Odissea"). This innovative betting platform known as "ELYS" provides the Company with the software technology and in-house ability to process wagers, manage the products offered to our customers and develop new games and products to meet trends of the market "on-demand."

With the acquisitions, Newgioco welcomed two key retail gaming operations experts from Ulisse, Gabriele Peroni our new VP of Business Development, and Franco Salvagni our new VP of Retail Operations, as well as the highly talented team from Odissea including Luca Pasquini our new CTO, and Federico Reisenauer along with two top-ranked Microsoft MVP software engineers Michael Denny and Alessandro Alpi.

"Although we are very pleased with developments in 2016, our management team remains committed to enhancing shareholder value by improving operational efficiencies as our top-line continues to grow," stated Company Chairman and CEO, Michele Ciavarella. "With the bar set, we are confident that an ambitious goal of 30 - 40% growth in retail gaming turnover for 2017 can be realised through capturing market share by organic expansion within our existing network, and by capitalizing on attractive acquisition opportunities on the strength of our innovative betting platform."

About Newgioco Group, Inc.

Newgioco Group, Inc., together with its wholly owned subsidiaries, is a fully licensed and integrated online and land-based leisure gaming operator. The Company conducts its business under the registered brand Newgioco primarily through its internet-based betting distribution network on our website www.newgioco.it as well as retail neighborhood betting shops situated throughout Italy.

The Company offers its clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots, as well as owning and operating an innovative betting platform (www.odissea.at) providing both B2B and B2C bet processing. Additional information is available on our corporate website at www.newgiocogroup.com.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Investor Relations Contacts
investor@newgiocogroup.com

Newgioco Group Investor Relations contact form:
http://www.newgiocogroup.com/index.php/contact-us/